UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 OR 15(d) Of The Securities Exchange Act Of 1934

July 14, 2004
Date of Report (date of earliest event reported)

RIVERBEND TELECOM, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-49745	91-2150635
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

826 Barracks Street
New Orleans, LA 70116
(Address of Principal Executive Offices
Including Zip Code)

(504) 524-2433
(Registrant’s telephone number,
Including area code)

Not Applicable
(Former name or former address, if changed since last report)

Item 1.	Changes in Control of Registrant

N/A
Item 2.	Acquisition or Disposition of Assets

N/A
Item 3.	Bankruptcy or Receivership

N/A
Item 4.	Changes in Registrant's Certifying Accountants

N/A
Item 5.	Material Events

On July 14, 2004, Riverbend Telecom, Inc. (“Riverbend”) entered into a Contribution Agreement (the “Agreement”) with Riverbend Holdings, Inc., a Colorado corporation that is a wholly-owned subsidiary of Riverbend (“Riverbend Holdings”) and all of the equity owners (the “United Members”) of United Check Services, L.L.C., a Louisiana limited liability company (“United”). Pursuant to the Agreement and related transactions, Riverbend will (i) transfer all of its assets, liabilities and other obligations to Riverbend Holdings in consideration for Riverbend Holdings common stock; (ii) distribute the Riverbend Holdings common stock to the Riverbend stockholders; and (iii) issue to the United Members approximately 88.21% of the issued and outstanding shares of Riverbend common stock in exchange for all of their membership interests in United.  The Agreement also provides that Riverbend will enter into an employment agreement with Walter Reid Green, Jr., the Chief Financial Officer of United, to serve in a similar capacity with Riverbend following the closing of the contribution and related transactions.

As a result of the transactions described above, there will be a change in control of Riverbend to United’s management, the assumption of United’s operations and liabilities and the change of Riverbend’s corporate name to UCS Holdings, Inc. or something similar.  Riverbend stockholders will maintain their current ownership in the telecommunications business of Riverbend by virtue of their identical ownership interest in Riverbend Holdings.

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Riverbend will file a proxy statement with the Securities and Exchange Commission to seek stockholder approval with respect to the transactions described above.  The transaction is expected to be completed and the closing to occur during the third quarter of Riverbend’s fiscal year.

Item 6.	Resignations of Registrant’s Directors

N/A
Item 7.	Financial Statements and Exhibits

(c) Exhibits

	10.5	Contribution Agreement dated July 14, 2004

Item 8.	Change in Fiscal Year

N/A
Item 9.	Regulation FD Disclosure

N/A
Item 10.	Amendments/Waivers to the Registrant’s Code of Ethics

N/A
Item 11.	Temporary Suspension of Trading Under Registrant’s Employee Benefit Plans

N/A
Item 12.	Results of Operations and Financial Conditions

N/A

SIGNATURES

   Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RIVERBEND TELECOM, INC.

Dated: July 21, 2004	By: /s/ Leon Nowalsky
Leon Nowalsky
President and Principal Executive Officer